SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                        [X]

Filed by a Party other than the Registrant: [ ]

Check the appropriate box:

[ ]       Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]       Definitive Proxy Statement

[ ]       Definitive Additional Materials

[ ]       Soliciting Materials Pursuant toss.240.14a-11(c) orss. 240.14a-12

                              Matrix Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]       No fee required.

[ ]       Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

          1)   Title of each class of securities to which transaction applies:
          2)   Aggregate number of securities to which transaction applies:
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):
          4)   Proposed maximum aggregate value of transaction:
          5)   Total fee paid:

[ ]       Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
          2)   Form, Schedule or Registration Statement No.:
          3)   Filing Party:
          4)   Date Filed:

                              MATRIX BANCORP, INC.
                           700 17th Street, Suite 2100
                             Denver, Colorado 80202

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 16, 2003

TO THE SHAREHOLDERS OF MATRIX BANCORP, INC.:

         NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders (the "Annual Meeting") of Matrix Bancorp, Inc., a Colorado corporation (the "Company"), will be held at the Company's executive offices at 700 17th Street, Suite 2100, Denver, Colorado 80202 on the 16th day of May, 2003, at 10:00 a.m. (local time) for the following purposes:

         1. To elect two (2) directors to hold office until the 2006 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

         2. To consider and act upon a proposal to approve an amendment to our Amended and Restated 1996 Stock Option Plan, as amended (the "Stock Option Plan"), to increase the number of shares issuable under the Stock Option Plan upon exercise of stock options from 750,000 to 950,000;

         3. To ratify the Board of Directors' appointment of KPMG LLP as the independent auditors for the Company for the 2003 fiscal year; and

         4. To transact any and all other business as may properly be brought before the meeting or any adjournment(s) thereof.

         The Board of Directors has fixed the close of business on April 4, 2003 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

         You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for under the heading "Solicitation and Revocability of Proxies" on the initial page of the enclosed proxy statement.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ T. Allen McConnell

                                       T. Allen McConnell, Secretary

Denver, Colorado
April 16, 2003

                              MATRIX BANCORP, INC.
                           700 17th Street, Suite 2100
                             Denver, Colorado 80202

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 16, 2003

                   ------------------------------------------


                    SOLICITATION AND REVOCABILITY OF PROXIES

         The accompanying proxy is solicited by the Board of Directors on behalf of Matrix Bancorp, Inc., a Colorado corporation (the "Company"), to be voted at the 2003 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 16, 2003, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) or postponement(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of the director nominees named herein pursuant to Proposal 1, in favor of Proposal 2 set forth in the Notice, in favor of Proposal 3 set forth in the Notice and the persons named in the proxy will use their discretion with respect to any matters referred to in Proposal 4.

         The executive offices of the Company are located at, and the mailing address of the Company is, 700 17th Street, Suite 2100, Denver, Colorado 80202.

         Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

         This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about April 16, 2003. The Company's Annual Report to Shareholders for 2002 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

         Any shareholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to T. Allen McConnell, Secretary, Matrix Bancorp, Inc., 700 17th Street, Suite 2100, Denver, Colorado 80202; no such revocation shall be effective, however, unless such notice of revocation has been received by the Company at or prior to the Annual Meeting.

         In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of voting Common Stock, par value $0.0001 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

         The cost of preparing, printing, assembling and mailing the Annual Report, the Notice, this Proxy Statement and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of the Common Stock, and other costs of solicitation, will be borne by the Company.

                                QUORUM AND VOTING

         The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 4, 2003 (the "Record Date"). On the Record Date, there were 6,491,043 shares of Common Stock issued and outstanding.

         Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be acted upon at the meeting. Neither the Company's Amended and Restated Articles of Incorporation, as amended, nor its Bylaws, as amended, allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting is required for the election of directors pursuant to Proposal 1, and the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting and voted is required for the approval of Proposal 2.

         An automated system administered by the Company's transfer agent tabulates the votes. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes (i.e. the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Stock by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors and advisory directors; (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"); and (iv) all directors, advisory directors and executive officers of the Company as a group. Unless otherwise indicated, the information in the table is given as of the Record Date and the address of each person listed in the following table is 700 17th Street, Suite 2100, Denver, Colorado 80202.



                                                            Shares Beneficially
                                                                 Owned (1)
                                                           ----------------------
                                                                                               Percent
Name of Beneficial Owner                                          Number                     Of Class (2)
-------------------------------------------------------    ----------------------           ---------------
Guy A. Gibson........................................                  1,149,875                     17.82  %

Richard V. Schmitz...................................                  1,151,375                     17.84  %

D. Mark Spencer......................................                  1,147,876                     17.78  %

David W. Kloos.......................................                    203,443  (3)                 3.13  %

Stephen G. Skiba.....................................                     39,553  (4)                    *

T. Allen McConnell...................................                     44,490  (5)                    *

Robert T. Slezak.....................................                      9,300  (6)                    *

Lester Ravitz........................................                      7,500   (7)                   *

David A. Frank.......................................                     18,000  (8)                    *

Peter G. Weinstock...................................                     10,500  (9)                    *

Financial Stocks, Inc................................                    413,683  (10)                6.41  %
    507 Carew Tower
    441 Vine Street
    Cincinnati, Ohio  45202

FleetBoston Financial Corporation....................                    652,688  (11)               10.11  %
    100 Federal Street
    Boston, MA 02110

All directors, advisory directors and
    Executive officers as a group (10 persons).......                  3,781,912                     57.27  %
-----------

* Indicates ownership of less than 1% of the Company's Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) Percentages are based on 6,454,244 shares of common stock issued and outstanding on the Record Date, except for percentages of those parties that are based on presently exercisable options as indicated in the following footnotes. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares underlying those options presently held or purchasable within the next 60 days are outstanding for the purpose of computing percentage ownership of that individual but not for the purpose of computing percentage ownership of any other person or group shown in the table.
(3) Includes 149,443 shares of common stock and 54,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.
(4) Includes 16,553 shares of common stock and 23,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.
(5) Includes 7,990 shares of common stock and 36,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.
(6) Includes 1,800 shares of common stock and 7,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.
(7) Consists of 7,500 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days.
(8) Includes 5,000 shares of common stock and 13,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.

                                       3

(9) Includes 2,500 shares of common stock and 8,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.
(10) In an Amendment No. 1 to Schedule 13D filed by Financial Stocks, Inc. on March 31, 1998, Financial Stocks, Inc. disclosed that it had sole voting power over 401,346 shares of common stock, shared voting power over 22,954 shares of common stock, sole dispositive power over 401,346 shares of common stock and shared dispositive power over 22,954 shares of common stock. Based on a Form 13F filed with the Securities and Exchange Commission for the year ended December 31, 2002, the Company believes that Financial Stocks, Inc. beneficially owns a total of 413,683 shares of common stock.
(11) Based on Amendment No. 5 to Schedule 13G filed by FleetBoston Financial Corporation on February 14, 2003. The Amendment No. 5 to Schedule 13G discloses that FleetBoston Financial Corporation has sole power to vote or direct the vote of 437,088 shares of the 652,688 shares it beneficially owns and sole power to dispose or direct the disposition of the total 652,688 shares.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)

General

         Matrix Bancorp, Inc. ("Matrix Bancorp") is a unitary thrift holding company that operates principally through the following operating subsidiaries:
Matrix Capital Markets, Inc., formerly known as United Financial, Inc. ("Matrix Capital Markets"), Matrix Financial Services Corporation ("Matrix Financial"), Matrix Capital Bank ("Matrix Bank"), Matrix Asset Management Corporation, formerly known as United Special Services, Inc. ("MAM"), Sterling Trust Company ("Sterling"), First Matrix Investment Services Corp. ("First Matrix") and ABS School Services, L.L.C., formerly known as ABS School Management Services, L.L.C. ("ABS").

         The Bylaws, as amended, of the Company provide that the number of directors that shall constitute the whole board shall be as fixed from time to time by the Board of Directors. By resolution of the Board of Directors, the number of directors comprising the Board of Directors has been set at six (6).

         The Board of Directors is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for such class expires and serve thereafter for three years or until their successors are elected and qualified. All advisory directors serve at the pleasure of the Board of Directors. Subject to any applicable employment agreement provisions, all officers are appointed by, and serve at the discretion of, the Board of Directors of the Company.

Nominees and Continuing Directors

         Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in the proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the 2006 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and shall have qualified. While it is not expected that any of the nominees will be unable to accept office, if for any reason one or more shall be unable to do so, the proxies will be voted for substitute nominees selected by the Board of Directors of the Company.

         Information regarding each nominee, each of the continuing directors of the Company and each advisory director of the Company is set forth in the table and text below:


                                                               Present Office(s) Held at                Director's
                 Name                        Age                 Matrix Bancorp, Inc.                  Term Expires
----------------------------------------    -------    ------------------------------------------    -----------------

Nominees:

Lester Ravitz (1)(2)(3).....................  65       Director                                            2006

Robert T. Slezak (1)(2)(3)..................  45       Director                                            2006

Continuing Directors:

Richard V. Schmitz..........................  40       Chairman of the Board, Co-Chief                     2005
                                                       Executive Officer

D. Mark  Spencer ...........................  43       President, Co-Chief Executive Officer               2005

Guy A. Gibson   ............................  38       Director                                            2004

David A. Frank (1)(2)(3).............         55       Director                                            2004

Advisory Director:

Peter G. Weinstock .........................  42       Advisory Director                                    --
-----------

(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.
(3)      Member of the Nominating/Governance Committee.

         Richard V. Schmitz, age 40, has served as Chairman of the Board of Matrix Bancorp since February 1996. In June 2002, he was elected Co-Chief Executive Officer of Matrix Bancorp. Mr. Schmitz also currently serves as the President and Chief Executive Officer of Matrix Capital Markets. He has been a director of Matrix Bancorp since June 1993.

         D. Mark Spencer, age 43, has served as Chairman of the Board of Matrix Capital Bank since October 1993. In June 2002, he was elected President and Co-Chief Executive Officer of Matrix Bancorp. Mr. Spencer previously served as Vice Chairman of the Company from June 1993 through May 2002. He has been a director of Matrix Bancorp since June 1993.

         Guy A. Gibson, age 38, has served as a director of Matrix Bancorp since June 1993. Mr. Gibson was President and Chief Executive Officer of Matrix Bancorp from June 1993 until June 2002. He is currently a consultant to the Company. Mr. Gibson also serves as Chairman of the Board of Legent Corp., as well as Chairman of the Board of its subsidiary, Legent Clearing Corp., a 50-state licensed self-clearing broker-dealer.

         David A. Frank, age 55, was elected director of Matrix Bancorp in September 1996. Mr. Frank is a private investor and a consultant for financial services companies. He has served on the Audit Committee and Compensation Committee of Matrix Bancorp since October 1996, as well as serving on the

Governance/Nominating Committee since its formation in December 2002. He was President, Chief Executive Officer and founder of America's Mortgage Source, an originator of residential mortgage loans, from 1995 to 1998.

         Robert T. Slezak, age 45, has served as a director of Matrix Bancorp since June 2001. Mr. Slezak has served on the Audit Committee and the Compensation Committee of Matrix Bancorp since June 2001, as well as serving on the Governance/Nominating Committee since its formation December 2002. He currently is an independent management consultant. He held the position of Chief Financial Officer for Ameritrade Holding Corporation, a provider of securities brokerage services, from October 1989 to November 1999. Mr. Slezak serves as a member of the board of directors of the following two public companies:
Interland, Inc. (Nasdaq: INLD) and Bam! Entertainment (Nasdaq: BFUN).

         Lester Ravitz, age 65, has served as a director of Matrix Bancorp since June 2001. Mr. Ravitz has served on the Audit Committee and the Compensation Committee of Matrix Bancorp since June 2001, as well as serving on the Governance/Nominating Committee since its formation in December 2002. He currently is an independent consultant and previously served, from 1997 to 2000, as Chief Operations Officer for First Clearing Corporation and as Chief Operating Officer from 1994 to 1997 for First Union Brokerage Services. First Clearing Corporation provides brokerage clearing services and is a subsidiary of Wachovia Corporation, formerly known as First Union Corporation (NYSE: WB).

         Peter G. Weinstock, age 42, has served as an advisory director to Matrix Bancorp since September 1996. In his capacity as advisory director, Mr. Weinstock is invited to attend meetings of the Board of Directors and to participate in its discussions. However, Mr. Weinstock is not entitled to vote in matters submitted for approval and is not involved in the administration or management of the Company. Mr. Weinstock is an attorney and a member of the law firm of Jenkens & Gilchrist, a Professional Corporation, in Dallas, Texas, where he has been employed for more than five years. Jenkens & Gilchrist from time to time serves as outside counsel to the Company.

         The Board of Directors does not contemplate that any of the nominees for director will refuse or be unable to accept election as a director of the Company or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

Executive Officers

         The following sets forth the name, age, current position with the Company and the principal occupation during the last five years of each executive officer of the Company. Information with respect to Messrs. Schmitz and Spencer is set forth above under the caption "--Nominees and Continuing Directors."

          Stephen G. Skiba, age 48, has served as President and Chief Executive Officer of Matrix Capital Bank since May 2001 and Chief Executive Officer of Matrix Financial Services since August 2001. From March 1996 to May 2001, Mr. Skiba served as a director of Matrix Bancorp. From 1996 to 2000, Mr. Skiba was also Director of Equity Research, focusing on banks and thrifts, for ABN AMRO Inc., an investment banking firm in Chicago, Illinois. From November 1990 to

June 1996, Mr. Skiba was Senior Vice President, Chief Financial Officer and Treasurer of N.S. Bancorp, Inc., a commercial banking institution, in Chicago, Illinois. Prior to joining N.S. Bancorp, Inc., Mr. Skiba was an audit partner with KPMG Peat Marwick, LLP.

         David W. Kloos, age 41, has served as Chief Financial Officer of Matrix Bancorp since its formation in June 1993. He was a director of Matrix Bancorp from June 1993 until February 2003.

         T. Allen McConnell, age 36, joined the Company in October 1997 as Senior Vice President, Secretary and General Counsel. From September 1992 to October 1997, Mr. McConnell was an attorney with Jenkens & Gilchrist, a Professional Corporation, in Dallas, Texas, where his practice focused on corporate finance and mergers and acquisitions.

Committees of the Board of Directors

         The Board of Directors currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating/Governance Committee. The Compensation Committee, the Audit Committee and the Nominating/Governance Committee are each comprised of Mr. Frank, Mr. Ravitz and Mr. Slezak. The Compensation Committee is responsible for recommending to the Board of Directors the Company's executive compensation policies for senior officers and administering the Stock Option Plan, the Employee Stock Purchase Plan and the Executive Deferred Compensation Plan. The Compensation Committee held five meetings during 2002. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and performing such other duties as the Board of Directors may from time to time prescribe. The Audit Committee held 10 meetings during 2002. The Nominating/Governance Committee was formed in 2002 and has been charged as its initial responsibility with recommending, after investigation, to the Board of Directors the proposed scope of its authorities. The Nominating/Governance Committee held no meetings during 2002.

         Shareholders desiring to nominate persons for director should follow those instructions set forth in the Company's Amended and Restated Articles of Incorporation, as amended. This includes, with respect to an election to be held at an annual meeting of shareholders, delivering or mailing written notice of a shareholder's intention to make a nomination to the Secretary of the Company at its principal executive office not later than February 16, 2004. If directors are to be elected at a special meeting of shareholders, written notice of intention shall be delivered or mailed to the Secretary of the Company at its principal executive office not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. In either case, the notice shall contain: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder; (iv) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

         The Board of Directors held 11 meetings and took action by unanimous written consent eight times during 2002. During 2002, each director attended at least 75% of the meetings of the Board of Directors and committees on which he served.

Audit Committee Report

To the Board of Directors of Matrix Bancorp, Inc.:

         The Audit Committee currently consists of three directors, all of whom are considered independent under applicable rules of The Nasdaq Stock Market, Inc. We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002. We have discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with the Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independent Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

         The Company paid KPMG LLP, the Company's independent auditors for fiscal years 2001 and 2002, the following amounts for fiscal years 2001 and 2002:

                                                    2002                  2001
                                                    ----                  ----
Audit Fees                             $          484,000    $          460,000
Audit Related Fees(1)                              10,000                12,000
                                       ------------------    ------------------
Total Audit and Related Fees                      494,000               472,000
Tax Fees(2)                                       121,800                92,000
All Other Fees                                          0                     0
                                       ------------------    ------------------
Total Fees                             $          615,800    $          564,000
                                       ==================    ==================


(1) Audit related fees consisted principally of fees for audits of financial statements of the employee benefit plan.
(2) Tax fees consisted of fees for tax compliance and tax consulting services.

         The Audit Committee has considered whether the performance by KPMG of services other than the audit is consistent with maintaining the auditor's independence. Other than in connection with such review, the Audit Committee currently has no specific pre-approval policies and procedures for the provision of audit and non-audit services. Consequently, no services listed in the table above were pre-approved, other than the audit fees as part of the initial engagement. The Audit Committee will implement a pre-approval policy in accordance with applicable rules and regulations.

         Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

         Effective May 31, 2000, the Board of Directors approved an Audit Committee Charter pursuant to the requirements of the Securities and Exchange Commission and the National Association of Securities Dealers. A copy of the Audit Committee Charter was included with the 2001 proxy statement.

         The foregoing report is furnished by the Audit Committee and will not be incorporated into any other filing with the SEC that might incorporate this proxy statement unless the Company specifically incorporates this report.

                                                     AUDIT COMMITTEE

                                                     Robert T. Slezak-Chairman
                                                     David A. Frank
                                                     Lester Ravitz

Director Compensation

         The Company pays each nonemployee director of the Company a $3,750 quarterly retainer, a fee of $1,000 for each meeting of the Board of Directors of the Company that he attends and a fee of $250 for attendance at special meetings of the Board of Directors (whether attended in person or by telephone). The Company also reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Directors' and committee meetings. Nonemployee directors are also eligible for stock option grants under the Stock Option Plan and for participation in the Company's medical and dental benefits plan.

         The Company pays each advisory director of the Company a $3,750 quarterly retainer, a fee of $1,000 for each meeting of the Board of Directors of the Company that he attends and a fee of $250 for attendance at special meetings of the Board of Directors (whether attended in person or by telephone). The Company also reimburses each advisory director for ordinary and necessary travel expenses related to such advisory director's attendance at Board of Directors' meetings. Advisory directors are no longer eligible for stock option grants under the Stock Option Plan. Peter Weinstock, an advisory director, has assigned his current options to Jenkens & Gilchrist, a Professional Corporation, the law firm with whom Mr. Weinstock is employed.

Compensation of Executive Officers

         The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during 2000, 2001 and 2002 by the Company to or on behalf of the Chief Executive Officers and the four other highest paid executive officers of the Company whose salary and bonus for 2002 was in excess of $100,000:


                                                               Annual                        Long-Term
                                                           Compensation(1)                  Compensation
                                             --------------------------------------------   ------------
                                                                           Other Annual      Options/        All Other
      Name and Principal Positions           Year     Salary      Bonus    Compensation        SARs        Compensation
------------------------------------------   ------  ---------   --------- --------------   ------------   --------------


Richard V. Schmitz                            2002   $337,500    $     --  $        --                     $    28,790 (2)(3)(6)
   Chairman of the Board  and Co-Chief        2001    350,000      61,250           --               --         25,945 (2)(3)(6)
   Executive   Officer   (effective  June     2000    345,833          --           --               --         33,107 (2)(3)(6)
   2002)


D. Mark Spencer                               2002   $337,500    $     --  $        --               --    $    41,853 (2)(3)(6)
   Vice  Chairman and Co-Chief  Executive     2001    350,000      61,250           --               --         33,375 (2)(3)(6)
   Officer
    (effective June 2002)                     2000    345,833         --            --               --         39,805 (2)(3)(6)


David W. Kloos                                2002   $267,500    $     --  $        --           15,000 (5)$    17,100 (2)(3)
   Senior    Vice    President,     Chief     2001    275,000      48,125           --           15,000 (5)     14,625 (2)(3)
   Financial Officer
    And Director                              2000    245,833      40,000       50,000   (4)     10,000 (5)     14,625 (2)(3)

Stephen G. Skiba                              2002   $250,000    $     --  $        --            5,000 (5)$    17,100 (2)(3)
     President   and   Chief    Executive     2001    181,089          --           --           35,000 (5)     60,700 (8)
Officer of Matrix
     Capital Bank                             2000   --                --           --               --             -- --

T. Allen McConnell                            2002   $225,000    $     --  $        --           10,000 (5)$     5,100 (3)
   Senior Vice President, Secretary and       2001    225,000     39,375            --           15,000 (5)     2,625  (3)
   General Counsel                            2000    197,083      25,000           --            7,500 (5)      2,625 (3)

Guy A. Gibson                                 2002   $149,872    $     --  $   250,000   (7)         --    $    28,150 (2)(3)(6)
   President, Chief Executive Officer         2001    350,000      61,250           --               --         37,025 (2)(3)(6)
   (through May 2002) and Director            2000    345,833         --            --               --         31,587 (2)(3)(6)

-----------

(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer. The bonus amount reflected for each of the named executive officers for each fiscal year was actually paid in the succeeding fiscal year.
(2) Of this amount, the following represents directors fees paid by Matrix Bank for such person's service on that entity's board of directors. Mr. Gibson received $12,000 for 2000, $12,000 for 2001 and $6,200 for 2002.
         Mr. Schmitz received $7,000 for 2000, none for 2001 and $6,200 for 2002. Mr. Spencer and Mr. Kloos each received $12,000 for 2000, $12,000 for 2001 and $12,000 for 2002. Mr. Skiba received $12,000 for 2002. In addition, the Company paid Mr. Gibson $11,250 in director's fees for 2002.
(3) Of this amount, $2,625, $2,625 and $5,100 represents the Company's contribution to each person's account, other than Mr. Skiba's, maintained under the 401(k) savings plan during 2000, 2001 and 2002, respectively. Matrix Bank contributed $5,100 to Mr. Skiba's 401(k) savings plan in 2002.
(4) Represents payments made under a five-year employment agreement with Mr. Kloos.
(5) Ten thousand options were granted in 2000 to Mr. Kloos and 7,500 to Mr. McConnell, both at an exercise price of $8.375. These options become exercisable ratably over five years, with the first 20% exercisable as of April 11, 2001. Fifteen thousand options were granted in 2001 to both Mr. Kloos and Mr. McConnell at an exercise price of $8.6875. These options become exercisable ratably over five years, with the first 20% exercisable as of February 14, 2002. Mr. Skiba received 35,000 options in 2001 at an exercise price of $9.150. These options become exercisable ratably over five years, with the first 20% exercisable as of May 7, 2002. Fifteen thousand options were granted in 2002 to Mr. Kloos, 5,000 to Mr. Skiba and 10,000 to Mr. McConnell, all at an exercise price of $10.898. All options granted in 2002 become exercisable ratably over five years, with the first 20% exercisable as of February 8, 2003.
(6) Represents premium paid by the Company for life insurance policies owned by and payable to the family of each identified executive officer. Annual premiums paid in 2000 were $16,962 for Mr. Gibson, $23,482 for Mr. Schmitz, and $25,180 for Mr. Spencer, for 2001 were $22,400 for Mr. Gibson, $23,320 for Mr. Schmitz, and $18,750 for Mr. Spencer and for 2002 were $5,600 for Mr. Gibson, $17,490 for Mr. Schmitz and $24,753 for Mr. Spencer.
(7) In June of 2002, the Company accepted the resignation of Guy A. Gibson as the President and Chief Executive Officer of the Company. Mr. Gibson is still serving on the Board of Directors of the Company and is providing ongoing consulting services to the Company. Under the terms of a Consulting Agreement entered into with Mr. Gibson, the Company paid Mr. Gibson $250,000 in 2002 for his consulting services.
(8) Mr. Skiba was hired as President and Chief Executive Officer of Matrix Capital Bank on May 1, 2001. Of this amount, $35,700 represents relocation expenses paid by Matrix Bank to Mr. Skiba and $25,000 represents dues paid on behalf of Mr. Skiba.

Grants of Options

         The following table sets forth details regarding stock options granted to the Named Executive Officers during 2002. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                        Percent of
                          Number of        Total
                          Securities      Options                                     Potential Realizable Value
                          Underlying    Granted to                                    at Assumed Annual Rates of
                           Options     Employees in   Exercise or   Expiration       Stock Price Appreciation for
            Name           Granted     Fiscal Year    Base Price       Date                 Option Term (2)
            ----           -------     -----------    ----------       ----        -------------------------------
                                                                                        5%               10%
                                                                                   --------------    -------------


Richard V. Schmitz            --            --             --            --             --                --
D. Mark Spencer               --            --             --            --             --                --
David W. Kloos (1)          15,000        17.34%        $10.898        2/8/12        $266,275          $423,999
Stephen G. Skiba(1)          5,000         5.78%        $10.898        2/8/12        $ 88,758          $ 44,333
T. Allen McConnell (1)      10,000        11.56%        $10.898        2/8/12        $177,517          $282,666
Guy A. Gibson                 --            --             --            --             --                --
-----------

(1) Options were granted under the Stock Option Plan. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Options vest in one-fifth increments over a five-year term. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the Stock Option Plan, including retirement, termination in the event of a change in control, death or disability.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not be achieved.

Exercises of Options

         The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2002 and unexercised options held as of December 31, 2002. No options were exercised by the Named Executive Officers during 2002.

                           Aggregated Option Exercises in Last Fiscal Year and
                                    Fiscal Year-End Option Values
                                                                                                  Value of
                                                                           Number of             Unexercised
                                      Number of                           Unexercised           in-the-money
                                       Shares                               Options                options
                                      Acquired                            at FY-end:             at FY-end:
                                         on                               Exercisable/           Exercisable/
              Name                    Exercise         Value Realized    Unexercisable         Unexercisable(1)
-------------------------------      -------------     --------------    -------------         ----------------
Richard V. Schmitz.............                --               --           --/--                   --/--

D. Mark Spencer................                --               --           --/--                   --/--

David W. Kloos.................                --               --       45,000/35,000         $6,693/$15,870

Stephen G. Skiba...............                --               --       15,000/33,000         $3,670/$21,770

T. Allen McConnell.............                --               --       29,000/28,500         $5,603/$14,235

Guy A. Gibson..................                --               --           --/--                  --/--
-----------

(1) Values are stated based upon the closing price of $9.465 per share of the Common Stock on the NASDAQ National Market on December 31, 2002, the last trading day of the Company's fiscal year.

Employment Agreements and Change-in-Control Arrangements with Named Executive Officers

         There are no currently effective employment contracts, termination of employment agreements or change-in-control arrangements between the Company and Named Executive Officers.

Compensation Committee Report on Executive Compensation

         The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of the compensation for executive officers of the Company.

         The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years, these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions. Although the Company does not currently have any effective employment agreements with its executive officers, if any such agreements are entered into, the Compensation Committee will take into consideration the fact that for those executives, to a large degree, compensation for such persons may be set by contract.

         The Compensation Committee has adopted an annual incentive plan for its executive officers (the "Incentive Plan"). The Compensation Committee approved the final terms of the Incentive Plan during February 2001. The Incentive Plan was effective for the salaries and potential cash bonuses of the executive officers covered by the Incentive Plan for the year ending December 31, 2002.

         The Incentive Plan allows the Compensation Committee to categorize the executive officers covered by the Incentive Plan into three distinct categories on an annual basis. Those categories generally include holding company principal officers in one category and presidents of the significant subsidiaries of the Company into one of two other categories, depending on the strategic goals set by the subsidiary in question.

         The Incentive Plan provides for salary and cash bonus components. The Compensation Committee generally sets the salary component for each executive officer covered by the Incentive Plan at the beginning of each fiscal year and bases its decision upon a number of subjective factors. The Compensation Committee also sets the category of executive officer, performance criteria and levels of possible cash bonus for each executive officer covered by the Incentive Plan at the beginning of each fiscal year. The category of executive officer is based upon the position held by the executive officer and other factors described in the previous paragraph. The levels of possible bonus are calculated based upon a specific percentage of the executive's salary in comparison to the targeted performance criteria set for the year. In general, the performance criteria for determination of cash bonuses may include, depending on the executive in question, the return on equity, net income or actual versus budgeted pretax net income for the Company or a subsidiary of the

Company. For example, for the year 2002, principal officers of the holding company were eligible to receive 35% of their salary as a cash bonus if the target level of objective performance criteria was achieved and up to 70% if the maximum level is achieved. For 2002, the targets were not achieved and none of the Named Executive Officers was paid a cash bonus. In addition, based upon the significant changes to the Company's business plan for 2003, including the recently announced sale of Matrix Financial's wholesale origination platform, the Compensation Committee determined that for 2003, cash bonuses will be paid in the sole discretion of the Compensation Committee. The Compensation Committee anticipates returning to a formula-based cash bonus plan (as part of the Incentive Plan) for 2004.

         The Compensation Committee has determined that, in addition to the components of the Incentive Plan for the executive officers covered by the Incentive Plan, grants of stock options from time to time to certain executive officers should also be considered and made on a discretionary basis outside of the confines of the Incentive Plan.

         The Compensation Committee met in October 2002 and February 2003 to consider compensation matters for Named Executive Officers. In the October 2002 meeting, the Compensation Committee accepted the recommendations of management to (a) reduce the annual salary of Mr. Kloos to $245,000 and of Messrs. Schmitz and Spencer to $300,000, and (b) leave unchanged the annual salary of Messrs. Skiba and McConnell. In February 2003, the Compensation Committee determined to leave unchanged for 2003 the level of annual salaries for each of the Named Executive Officers as set in October 2002. In addition, the Compensation Committee reviewed the financial performance of the Company for 2002, including consolidated net income (loss) per share of ($0.61). Based upon its review as discussed above, the Compensation Committee determined that, according to the Incentive Plan, no cash bonuses were paid to the Named Executive Officers and to leave the base salary of each executive officer at the level set for 2002 or in certain instances the lower amount discussed. The Compensation Committee granted to two Named Executive Officers stock options exercisable for 2,500 and 5,000 shares, respectively. Neither Mr. Spencer nor Mr. Schmitz received stock option grants.

         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will consider the net cost to the Company in making all compensation decisions.

                                              COMPENSATION COMMITTEE

                                              David A. Frank-Chairman
                                              Lester Ravitz
                                              Robert T. Slezak

Compensation Committee Interlocks and Insider Participation

         There are no reportable compensation committee interlocks or insider participation matters.

Common Stock Performance Graph

         The following performance graph compares the cumulative return of the Common Stock with that of the Broad Market (the NASDAQ Market Index) and a published industry index (SIC Code 6035-Savings Institutions, Federally-Chartered). Each index assumes $100 invested on January 1, 1998 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

[PERFORMANCE GRAPH OMITTED]



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 31, 2002, the Company renewed a loan originally made to Mr. Spencer, President, Co-Chief Executive Officer and director of the Company, in December 1994 in the amount of approximately $80,000. The entire principal was repaid in December 2002.

         From time to time, Matrix Financial has originated mortgage loans to various employees, including executive officers of the Company. These mortgage loans are generally sold to third party investors on a servicing released basis within 30 to 60 days after closing, are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features. During 2002, Matrix Financial sold to third party investors approximately $874,000 of closed mortgage loans and approximately $830,000 of commitments for mortgage loans made to Guy A. Gibson, a Company director and D. Mark Spencer, the Company's President and Co-Chief Executive Officer. As of December 31, 2002, the Company had no outstanding mortgage loans with any of its executive officers.

         Peter G. Weinstock, the Company's advisory director, is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation, in Dallas, Texas. Jenkens & Gilchrist from time to time serves as outside counsel to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Shareholders"), to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and 10% Shareholders of the Company are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms so filed.

         Based solely on review of copies of such forms received and written representation letters from executive officers and directors, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Shareholders were timely met.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

         Management of the Company and members of the Board of Directors beneficially own in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of the nominees for director.

         PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE
              1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
                                  (Proposal 2)

         In order to attract and retain employees and directors for the Company, the Board of Directors has adopted, and the Company's shareholders have previously approved, the 1996 Amended and Restated Stock Option Plan, as amended (the "Stock Option Plan") pursuant to which an aggregate of 750,000 shares of Common Stock may be issued upon the exercise options granted under the Stock Option Plan. As of the Record Date, a total of 716,225 options had been granted under the Stock Option Plan, meaning that only 33,775 remained available for grant.

         The Board of Directors has authorized an amendment to the Stock Option Plan, subject to shareholder approval, to increase the number of shares of the Company's Common Stock available for issuance under the Stock Option Plan from 750,000 to 950,000 shares.

Description of Stock Option Plan

         In January 1995, the Board of Directors and shareholders adopted the Company's 1995 Stock Option Plan, which was amended and restated as the current Stock Option Plan by the Board of Directors and shareholders in September 1996. The Stock Option Plan was amended in May 2000 to increase the number of shares issuable under the Stock Option Plan from 525,000 to 750,000 and was amended in July 2001 to allow the Compensation Committee to determine the immediate exercisability of options upon the occurrence of certain corporate events. The purpose of the Stock Option Plan is to advance the interests of the Company by providing additional incentives to attract and retain qualified and competent employees and consultants of the Company and directors of the Company and its subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent. Substantially all of the Company's full-time employees and all of the Company's directors and are eligible for grants of stock options under the terms of the Stock Option Plan. As of the Record Date, approximately 919 employees were eligible to participate in the Stock Option Plan.

         The Stock Option Plan authorizes the granting of incentive stock options ("Incentive Options") and nonqualified stock options ("Nonqualified Options" and together with the Incentive Options the "Options") to purchase Common Stock to eligible persons. The Stock Option Plan is currently administered by the Compensation Committee. The Compensation Committee consists solely of two or more members of the Board of Directors, each of whom is an "outside director" within the meaning of the Internal Revenue Code. The Stock Option Plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of Common Stock.

         No Incentive Option may be granted with an exercise price per share less than the fair market value of the Common Stock at the date of grant. The Nonqualified Options may be granted with any exercise price determined by the Compensation Committee. The exercise price of an Option may be paid in cash, by certified or cashier's check, by money order, by personal check or, if permitted by the option agreement or the Compensation Committee, by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by a combination of the above. It is the present intention of the Compensation Committee that if the payment of the exercise price is permitted to be made, in whole or in part, with shares of Common Stock, the Optionee must have owned the shares to be surrendered for at least six months prior to tendering such shares for the exercise of an Option.

         An eligible employee may receive more than one Incentive Option, but the maximum aggregate fair market value of the Common Stock (determined when the Incentive Option is granted) with respect to which Incentive Options are first exercisable by such employee in any calendar year cannot exceed $100,000. In addition, no Incentive Option may be granted to an employee owning directly or indirectly stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price is set at not less than 110% of the fair market value of the shares subject to such Incentive Option on the date of grant and such Incentive Option expires not later than five years from the date of grant. Awards of Nonqualified Options are not subject to these special limitations. However, the maximum number of shares which may be subject to an Option granted to any eligible person shall be 100,000 reduced by the number of shares subject to any other Option granted to such eligible person during the 365 days preceding the date of grant of the Option in question.

         No Incentive Option granted under the Stock Option Plan is assignable or transferable otherwise than by will or by laws of descent and distribution. During the lifetime of an optionee, his Incentive Option is exercisable only by him or his guardian or legal representative. Nonqualified Options may be transferable if provided for in the option agreement governing the Nonqualified Option. The expiration date of an Option is determined by the Compensation Committee at the time of the grant, but in no event may an option be exercisable after the expiration of 10 years from the date of grant.

         The Compensation Committee may limit an optionee's right to exercise all or any portion of an Option until one or more dates subsequent to the date of grant. The Compensation Committee also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an Option may be exercised. The Stock Option Plan also provides that, for Options granted prior to July 20, 2001, 30 days prior to certain major corporate events such as, among other things, certain changes in control, mergers or sales of substantially all of the assets of the Company (a "Major Corporate Event"), each Option shall immediately become exercisable in full. In anticipation of a Major Corporate Event, the Compensation Committee may, after notice to the optionee, cancel, effective as of the consummation of the Major Corporate Event, all or any portion of an Option that remains unexercised on such date. For options granted on or after July 20, 2001, the Compensation Committee may provide, under the terms of such Option, that such Option will not become immediately exercisable in full upon the occurrence of a Major Corporate Event; provided, further, that the Compensation Committee may determine, at a later date, that such Option will become immediately exercisable in connection with the occurrence of a Major Corporate Event. If an Option is automatically accelerated as a result of a Major Corporate Event, the acceleration will be limited to a number of shares which will insure that the Optionee will not incur an "excess parachute payment" as determined under Section 28G of the Code, in whole or in part as a result of such acceleration.

         If terminated for cause, all rights of an optionee under the Stock Option Plan cease and the options granted to such optionee become null and void for all purposes. The Stock Option Plan further provides that the exercisable portion of an Option must be exercised by the Optionee within thirty days of termination of employment (other than termination for cause, or as a result of mental or physical disability or death) or termination of a consulting contract, as the case may be. If the optionee is a director, his Option must be exercised within 30 days of the date he ceases to be a director of the Company or a subsidiary of the Company. Generally, if an optionee's employment or consulting contract is terminated due to mental or physical disability, the optionee will have the right to exercise the Option (to the extent otherwise exercisable on the date of termination) for a period of one year from the date on which the optionee suffers the mental or physical disability. If an optionee dies while actively employed by, or providing consulting services under a consulting contract to, the Company, the Option may be exercised (to the extent otherwise exercisable on the date of death) within one year of the date of the optionee's death by the optionee's legal representative or legatee. All of the above described periods could be increased, or decreased, with respect to an Option under the express terms of such Option.

         The Company will not be entitled to a tax deduction upon the grant or exercise of an Incentive Option, or the grant of a Nonqualified Option. The Company ordinarily will be entitled to a deduction in the year of a disqualifying disposition of an Incentive Stock Option, or exercise of a Nonqualified Stock Option, to the extent the Optionee recognizes ordinary income as a result of such disqualifying disposition or exercise.

         The Board of Directors may amend the Stock Option Plan or any Option; provided, however, that no amendment may alter any provision of the Stock Option Plan without compliance with any shareholder approval requirements under the Internal Revenue Code or the Nasdaq National Market, Inc. and, provided further, that no amendment may substantially impair an Option, except as specifically permitted in any Option, without the consent of such Optionee.

         The Company plans to register the additional shares of Common Stock issuable in connection with the proposed amendment as soon as possible following shareholder approval.

Material Income Tax Consequences

         Under current tax laws, the grant of an Option will generally not be a taxable event to the recipient optionee and the Company will not be entitled to a deduction with respect to such grant. Upon the exercise of a Nonqualified Option, an optionee will recognize ordinary income at the time of exercise equal to the excess of the then fair market value of the shares of Common Stock received over the exercise price. The taxable income recognized upon exercise of a Nonqualified Option will be treated as compensation income subject to withholding, and the Company will be entitled to deduct as a compensation expense an amount equal to the ordinary income an optionee recognizes with respect to such exercise. When Common Stock received upon the exercise of a Nonqualified Option subsequently is sold or exchanged in a taxable transaction, the holder thereof generally will recognize capital gain (or loss) equal to the difference between the total amount realized and the fair market value of the Common Stock on the date of exercise; the character of such gain or loss as long-term or short-term capital gain or loss will depend upon the holding period of the shares following exercise.

         Under current rulings, if the Optionee uses previously held shares of Common Stock in satisfaction of part of all of the exercise price of a Nonqualified Stock Option, no gain will be recognized on the disposition of such previously held shares and the tax basis (and holding period) of such previously held shares will be allocated to the same number of shares acquired on exercise. The fair market value of any shares of Common Stock received by the Optionee in excess of the number of shares used to pay the exercise price (less the amount of cash, if any, paid by the Optionee) will be ordinary income (subject to employment taxes and withholding) and such fair market value shall be the tax basis of such additional shares and their holding period will commence on the date of exercise of the Options.

         The exercise of an Incentive Option will not be taxable to the optionee (except to the extent that the exercise may be subject to alternative minimum tax), and the Company will not be entitled to any deduction with respect to such exercise. Upon any subsequent taxable disposition of shares of Common Stock received upon exercise of an Incentive Option, the optionee generally will recognize long-term or short-term capital gain (or loss) equal to the difference between the total amount realized and the exercise price of the Incentive Option. However, to qualify for this favorable tax treatment of incentive stock options under the Internal Revenue Code, the optionee may not dispose of the shares of Common Stock acquired upon the exercise of an Incentive Option until after the later of two years following the date of grant or one year following the date of exercise. The surrender of shares of Common Stock acquired upon the exercise of an Incentive Option in payment of the exercise price of an Option within the required holding period for incentive stock options under the Internal Revenue Code will be a disqualifying disposition of the surrendered shares.

         If the Optionee pays the exercise price of an Incentive Option by using shares of Common Stock previously acquired pursuant to the exercise of an Incentive Option, no gain will be recognized by the Optionee on the disposition of such previously acquired shares provided such disposition does not constitute a disqualifying disposition. Under proposed Treasury regulations, the tax basis of previously acquired shares of Common Stock used to pay part or all of the exercise price of an Incentive Option will be allocated to the same number of shares received on exercise as the number of shares surrendered, and, except as provided in the last sentence of this paragraph, the holding period of such shares received will be the same as the holding period of the shares surrendered, and the remainder of the shares received shall have a basis equal to the amount of cash, if any, paid on the exercise and will have a holding period that begins on the date the shares are transferred to the Optionee. The proposed regulations further provide that (i) for purposes of determining whether a disqualifying disposition has occurred, the holding period of all of the shares acquired pursuant to the exercise of an Incentive Option with previously acquired shares will commence on the date such shares are transferred to the Optionee and (ii) a disqualifying disposition of such shares will be deemed to be a disposition of the shares with the lowest tax basis.

         If a disqualifying disposition occurs due to the failure to satisfy the holding period requirements, the optionee may recognize ordinary income in the year of the disqualifying disposition. Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income an optionee shall recognize in the year of a disqualifying disposition shall be the lower of (i) the excess of the amount realized over the exercise price or (ii) the excess of the fair market value of the Common Stock at the time of the exercise over the exercise price. In addition, the optionee shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the Common Stock at the time of the exercise. Such capital gain shall be taxable as long-term or short-term capital gain, depending on the optionee's holding period for such shares.

         Notwithstanding the favorable tax treatment of Incentive Options for regular tax purposes, as described above, for alternative minimum tax purposes, an Incentive Option is generally treated in the same manner as a Nonqualified Option. Accordingly, an optionee must generally include in alternative minimum taxable income for the year in which an Incentive Option is exercised the excess of the fair market value on the date of exercise of the shares of Common Stock received over the exercise price. If, however, an optionee disposes of shares of Common Stock acquired upon the exercise of an Incentive Option in the same calendar year as the exercise, only an amount equal to the optionee's ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee's calculation of alternative minimum taxable income in such calendar year.

New Plan Benefits

The Company currently anticipates that it will, as a general matter, grant options on an annual basis. However, future option grant recipients, and future option grant levels, have not been determined. Therefore, the number, amount and type of awards to be received by or allocated to eligible persons in the future under the Stock Option Plan cannot be determined at this time. The Company has not approved any awards under the Stock Option Plan that are conditioned upon shareholder approval of the proposed plan amendment. On April 4, 2003, the closing price of the Company's common stock was $9.08.

Securities Authorized for Issuance Under Equity Compensation Plans

         The following table provides information as of December 31, 2002 regarding compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

                                          EQUITY COMPENSATION PLAN INFORMATION
                                                                                                   Number of securities
                                                                                                 remaining available for
                                            Number of securities         Weighted average         future issuance under
                                             to be issued upon           exercise price of         equity compensation
                                                exercise of            outstanding options,          plans (excluding
                                            outstanding options,        warrants and rights      securities reflected in
                                            warrants and rights                                        column (a))
            Plan Category                          (a)                         (b)                        (c)
----------------------------------         -----------------------     ----------------------    -------------------------
Equity compensation plans approved
   by security holders                                678,125 (1)                  $10.11                    293,500
Equity compensation plans not
   Approved by security holders                           N/A                        N/A                         N/A
                                           -----------------------     ----------------------    -------------------------

Total                                                 678,125                      $10.11                    293,500
                                           =======================     == ===================    =========================

                                       19

----------

(1) Column (a) includes the options granted under the 1996 Stock Option Plan, which amended and restated the Company's Stock Option Plan adopted in 1995. Column (a) does not include outstanding options under the Company's Amended and Restated Employee Stock Purchase Plan (the "ESPP"), which has a shareholder approved reserve of 250,000 shares that is included in column (c). Under the ESPP, each eligible employee may purchase a limited number of shares of common stock at annual intervals each year at a purchase price per share equal to 85% of the fair market value of the Company's common stock as of either the beginning or ending date of the annual purchase period.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF AN AMENDMENT TO THE STOCK OPTION PLAN.

         Management of the Company and members of the Board of Directors beneficially own in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of this amendment.


                        PROPOSAL TO RATIFY APPOINTMENT OF
                              INDEPENDENT AUDITORS
                                  (Proposal 3)

         On February 7, 2003, the Board of Directors accepted the recommendation of the Company's Audit Committee to renew its engagement with KPMG LLP, independent auditors, to be the principal independent auditors of the Company and to audit its consolidated financial statements for the fiscal year ending December 31, 2003. KPMG was appointed to be the Company's principal independent auditors on April 3, 2001 and audited the Company's consolidated financial statements for the fiscal year ended December 31, 2001. Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 2000. The Audit Committee and the Board of Directors decided to change independent auditors in 2001 based on competitive bids submitted by several of the then existing big five accounting firms, and not as a result of any disagreement with Ernst & Young concerning the Company's accounting principles or practices, financial statement disclosure or auditing scope or procedure, or any other reportable event. The independent accountant's reports on the Company's consolidated financial statements for the last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

         Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         Currently, the Board of Directors has the responsibility for the selection of the Company's independent auditors although it is likely that this responsibility will become that of the Audit Committee upon the finalization of rules proposed by the Securities and Exchange Commission. Although shareholder ratification is not required for the selection of KPMG LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2003 FISCAL YEAR.

         Management of the Company and members of the Board of Directors beneficially own in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of such ratification.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         For shareholder proposals to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting, they must be received by the Company no later than December 19, 2003. Any shareholder proposal that is not submitted for inclusion in the Company's Proxy Statement but is instead sought to be presented at the 2004 Annual Meeting must be delivered to or mailed and received by the Secretary at the Company's principal executive office not less than 20 days and no more than 50 days prior to the meeting. In the event that less than 30 days notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure made. A shareholder's proposal must be written and for each matter the shareholder proposes to bring before the annual meeting, include the following information:
(i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business; (iii) the number of shares of common stock of the Company which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. The Company's proxies will vote the shares represented by the proxies held by them in accordance with their judgment on such matters if (i) the proposal is received outside of the timeframe outlined above or (ii) the Company receives timely notice of such proposal and advises its shareholders in its 2004 Proxy Statement about the nature of the matter and how management intends to vote.

                                           BY ORDER OF THE BOARD OF
                                           DIRECTORS

                                           /s/ T. Allen McConnell

                                           T. Allen McConnell, Secretary

April 16, 2003
Denver, Colorado

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES

                                      PROXY

                              MATRIX BANCORP, INC.

                           700 17th Street, Suite 2100
                             Denver, Colorado 80202

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints David W. Kloos and T. Allen McConnell, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all of the shares of the common stock of Matrix Bancorp, Inc. (the "Company"), held of record by the undersigned on April 4, 2003, at the Annual Meeting of Shareholders of the Company to be held on May 16, 2003, and any adjournment(s) or postponement(s) thereof.

                    (To Be Dated And Signed On Reverse Side)

         THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, IN FAVOR OF PROPOSALS 2 AND 3, AND THE PERSONS NAMED ON THE FRONT OF THIS PROXY WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4.

         1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 2006 ANNUAL ELECTION OF DIRECTORS BY SHAREHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

                 [ ]       FOR all nominees listed
                           (except as marked below to the contrary)

                 [ ]       WITHHOLD AUTHORITY to vote for all nominees listed

                                             Lester Ravitz
                                            Robert T. Slezak

         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

                  Withhold:
                           -----------------------------------------------------

         2. PROPOSAL TO AMEND THE 1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN TO INCREASE THE SHARES ELIGIBLE FOR ISSUANCE UPON EXERCISE OF STOCK OPTIONS FROM 750,000 TO 950,000.

                    FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

         3. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR.

                    FOR [ ]         AGAINST [ ]         ABSTAIN [ ]

         4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

                                    Dated: ________________, 2003



                                    --------------------------------------------
                                    Signature


                                    --------------------------------------------
                                    Signature, If Held Jointly

                                    Please  execute  this  proxy  as  your  name
                                    appears  hereon.  When  shares  are  held by
                                    joint  tenants,   both  should  sign.   When
                                    signing     as      attorney,      executor,
                                    administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                 AMENDMENT NO. 2

              1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
                           MATRIX CAPITAL CORPORATION

         This Amendment is made by Matrix Bancorp, Inc., formerly known as Matrix Capital Corporation (the "Company").

         WHEREAS, the Company adopted the Plan effective as of January 1, 1995 for the purpose of granting equity compensation incentives to employees, consultants, advisors and directors of the Company and its subsidiaries; and

         WHEREAS, the Plan was amended and restated in its entirety effective September, 1996 (the "1996 Restatement"), and was amended by Amendment No. 1, effective as of May 26, 2000; and

         WHEREAS, the Company now desires to amend the 1996 Restatement, as amended, to provide that the Compensation Committee shall have the discretion to determine whether an optionee's right to exercise an option shall accelerate upon a change in control of the Company.

         NOW, THEREFORE, the 1996 Restatement, as amended, is amended as follows:

         A. Section 7(d) is amended by adding the following sentence to the end of said Section:

                  "Notwithstanding the foregoing or any other provision in this Plan, the Committee may, in its sole discretion, determine on or prior to the Date of Grant of an Option granted on or after July 20, 2001, that such Option shall not become immediately exercisable in full upon the occurrence of an event described in this Section 7(d). If the Committee shall so determine, the Optionee's option agreement shall specifically provide that such Option is not subject to the terms of this Section 7(d)."

         B. This Amendment is effective as of July 20, 2001. In all other respects, the Plan shall remain in effect.

         IN WITNESS WHEREOF, this Amendment is adopted this 20th day of July, 2001.

                                              Matrix Bancorp, Inc.
                                              "Company"



                                              By: /s/ T. Allen McConnell
                                                 -------------------------------
                                                 T. Allen McConnell, Secretary

                                 AMENDMENT NO. 1

              1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
                           MATRIX CAPITAL CORPORATION


         This Amendment is made by Matrix Bancorp, Inc., formerly known as Matrix Capital Corporation (the "Company").

         WHEREAS, the Company adopted the Plan effective as of January 1, 1995 for the purpose of granting equity compensation incentives to employees, consultants, advisors and directors of the Company and its subsidiaries; and

         WHEREAS, the Plan was most recently amended and restated in its entirety effective in September 1996 (the "1996 Restatement"); and

         WHEREAS, the Company now desires to amend the 1996 Restatement to provide that the number of shares of Common Stock issuable under the 1996 Restatement is increased to 750,000 from 525,000.

         NOW, THEREFORE, the 1996 Restatement is amended as follows:

         A. The figure of 525,000 in Section 3(a) of the 1996 Restatement is hereby replaced by the figure of 750,000.

         B. This Amendment is effective as of May 26, 2000. In all other respects the Plan Shall remain in effect.

         IN WITNESS WHEREOF, this Amendment is adopted this 26th day of May, 2000.


                                           Matrix Bancorp, Inc.
                                           "Company"


                                           By: /s/ T. Allen McConnell
                                              ----------------------------------
                                              T. Allen McConnell, Secretary

              1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
                                       FOR
                           MATRIX CAPITAL CORPORATION


         Section 1. Purpose. This 1996 Amended and Restated Employee Stock Option Plan of Matrix Capital Corporation amends and restates the Matrix Capital Corporation Stock Option Plan, dated January 1, 1995, and is intended as an additional incentive to attract and retain qualified and competent employees, consultants, advisors and directors for the Company and its Subsidiaries, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

         Section 2. Definitions. As used herein, the following terms shall have the meaning indicated:

                  (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (b) "Board" shall mean the Board of Directors of the Company.

                  (c) "Business Day" shall mean (i) if the Shares trade on a national exchange, any day that the national exchange on which the Shares trade is open or (ii) if the Shares do not trade on a national exchange, any day that commercial banks in the City of New York are open.

                  (d) "Commission" shall mean the Securities and Exchange Commission.

                  (e) "Committee" shall mean the Compensation Committee of the Board or other committee, if any, appointed by the Board pursuant to
         Section 14 hereof.

                  (f) "Common Stock" shall mean the Company's common stock, par value $.0001 per share.

                  (g) "Company" shall mean Matrix Capital Corporation.

                  (h) "Date of Grant" shall mean the date on which an Option is granted to an Eligible Person pursuant to Section 4 hereof.

                  (i) "Director" shall mean a member of the Board or an advisory director of the Board.

                  (j) "Eligible Person(s)" shall mean those persons who are (i) under written contract (a "Consulting Contract") with the Company or a Subsidiary to provide consulting or advisory services to the Company or a Subsidiary (a "Consultant"), (ii) Employees or (iii) members of the Board of Directors, including advisory directors, of the Company or any Subsidiary.

                  (k) "Employee(s)" shall mean those persons who are employees of the Company or who are employees of any Subsidiary.

                  (l) "Fair Market Value" of a share on a particular date shall be the closing price of the Common Stock, which shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange (which for purposes hereof shall include the NASDAQ National Market System), the last reported sale price of Common Stock on such exchange as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on NASDAQ (other than on the National Market System) or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system or (iii) if neither clause (i) nor
         (ii) is applicable, a value determined by any fair and reasonable means prescribed by the Board.

                  (m) "Incentive Stock Option" shall mean an option that is an incentive stock option as defined in Section 422 of the Internal Revenue Code.

                  (n) "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time.

                  (o) "Nonqualified Stock Option" shall mean a stock option that is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.

                  (p) "Option" (when capitalized) shall mean any option granted under this Plan.

                  (q) "Optionee" shall mean a person to whom an Option is granted under this Plan or any successor to the rights of such person.

                  (r) "Outside Director" shall mean a Director who qualifies as an "outside director" under the regulations promulgated under Section 162(m) of the Internal Revenue Code and as a "non-employee director" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, effective August 15, 1996.

                  (s) "Plan" shall mean this 1996 Amended and Restated Employee Stock Option Plan for Matrix Capital Corporation.

                  (t)  "Share(s)"  shall  mean a share or shares  of the  Common
         Stock.

                  (u) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         Section 3.        Shares and Options.

         (a) The Company may grant to Eligible Persons from time to time Options to purchase an aggregate of up to 525,000 Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. An Option granted hereunder shall be either an Incentive Stock Option or a Nonqualified Stock Option as determined by the Committee at the Date of Grant of such Option and shall clearly state whether it is an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to persons who are Employees.

         (b) The aggregate Fair Market Value (determined at the Date of Grant of the Option) of the Shares with respect to which any Incentive Stock Option is exercisable for the first time by an Optionee during any calendar year under the Plan and all such plans of the Company and any parent and subsidiary of the Company (as defined in Section 425 of the Code) shall not exceed $100,000.

         (c) Notwithstanding any provision herein to the contrary, the maximum number of Shares which may be subject to an Option granted to any Eligible Person shall be 100,000 less the number of Shares subject to any other Option granted to such Eligible Person during the 365 days preceding the Date of Grant of such Option.

         Section 4.        Conditions for Grant of Options.

         (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from Eligible Persons. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

         (b) In granting Options, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Subsidiaries and such other factors as the Board shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, relating an Option to achievement of specific goals established by the Committee or the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

         (c) The Committee in its sole  discretion  shall determine in each case
whether   periods  of  military  or  government   service  shall   constitute  a
continuation of employment for the purposes of this Plan or any Option.

         (d) The Committee in its sole discretion may delegate to the Chief Executive Officer of the Company any or all of its powers under this Plan with regard to the granting and administration of Options to Eligible Persons not subject to reporting under Section 16 of the Exchange Act.

         Section 5. Exercise Price. The exercise price per Share of any Option shall be any price determined by the Committee; provided, however, that the exercise price for any Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value on the Date of Grant.

         Section 6. Exercise of Options. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate exercise price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company or a Subsidiary to withhold in accordance with applicable federal or state income tax withholding requirements. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased shall be paid solely in cash, by certified or cashier's check, by money order, by personal check or with Shares (but with Shares only if permitted by an Option agreement or otherwise permitted by the Committee in its sole discretion at the time of exercise) or by a combination of the above. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

         Section 7.        Exercisability of Options.

         (a) Any Option shall become exercisable in such amounts and at such intervals as the Committee shall provide in any Option, except as otherwise provided in this Section 7; provided in each case that the Option has not expired on the date of exercise.

         (b) The expiration date of an Option shall be determined by the Committee at the Date of Grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the Date of Grant.

         (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised.

         (d) On the date thirty (30) days prior to any occurrence described in Section (7)(d)(i), (ii) or (iii), but only where such anticipated occurrence actually takes place, notwithstanding the exercise schedule in an Option, each Option shall immediately become exercisable in full where there (i) is any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan) that has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of (x) the voting stock of the Company or (y) of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction; (ii) is a merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive; (iii) is a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company.

         (e) Notwithstanding any provisions hereof to the contrary, if any Option is accelerated under Section 7(c) or (d), the portion of such Option that may be exercised to acquire Shares that the Optionee would not be entitled to acquire but for such acceleration (the "Acceleration Shares"), is limited to that number of Acceleration Shares that can be acquired without causing the Optionee to have an "excess parachute payment" as determined under Section 280G of the Code, determined by taking into account all of the Optionee's "parachute payments" determined under Section 280G of the Code. If as a result of this
Section 7(e), the Optionee may not acquire all of the Acceleration Shares, then the Acceleration Shares that the Optionee may acquire shall be the last shares that the Optionee would have been entitled to acquire had the Option not been accelerated.

         Section 8.        Termination of Option Period.

         (a) Unless otherwise provided in any Option, the unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                        (i) except as  provided  in Section  8(a)(iii),  (iv) or
         (v), thirty (30) days after the date that Optionee ceases to be employed by the Company or a Subsidiary or ceases to be a Consultant to the Company or a Subsidiary, as the case may be, regardless of the reason therefor other than as a result of such termination by reason of
         (x) death, (y) mental or physical disability of Optionee as determined by a medical doctor satisfactory to the Committee or (z) termination of Optionee's employment or Consulting Contract, as the case may be, with the Company or a Subsidiary for cause;

                       (ii) except as provided in Section 8(a)(iii), one (1) year after the date on which the Optionee suffers a mental or physical disability as determined by a medical doctor satisfactory to the Committee;

                      (iii) either (y) one (1) year after the date that the Optionee ceases to be a Consultant to or ceases to be employed by, as the case may be, the Company or a Subsidiary, by reason of death of the Optionee, or (z) six (6) months after the date on which the Optionee shall die, if the Optionee's death shall occur during the thirty-day period described in Section 8(a)(i) or the one-year period described in
         Section 8(a)(ii);

                       (iv) the date that Optionee ceases to be a Consultant to or ceases to be employed by, as the case may be, the Company or a Subsidiary as a result of a termination for cause;

                        (v) with respect to an Option held by a person who is a member of the Board of Directors of the Company or a Subsidiary but who is not also an Employee or Consultant (regardless of whether or not such person was an Employee or Consultant at the time of grant), thirty
         (30) days after the date that Optionee ceases to be a member of such Board of Directors; and

                       (vi) the tenth (10th) anniversary of the Date of Grant of the Option.


         (b) The Committee in its sole discretion may, by giving written notice (a "Cancellation Notice") cancel, effective upon the date of the consummation of any of the transactions described in Section 7(d), all or any portion of such Option that remains unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval of such transaction.

         Section 9.        Adjustment of Shares.

         (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                        (i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

                       (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to outstanding Options, so that the same proportion of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

         (b) The Committee may change the terms of Options outstanding under this Plan, with respect to the exercise price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of any corporate transaction.

         (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of Shares reserved for issuance under the Plan or the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

         (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

         Section 10. Transferability of Options. Each Incentive Stock Option shall provide that such Incentive Stock Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution and that so long as an Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise such Incentive Stock Option. The Committee, in its sole discretion, may provide in the agreement governing any Nonqualified Stock Option that such Nonqualified Stock Option shall be transferable and, if so, the extent to which such Nonqualified Stock Option is transferable.

         Section 11. Issuance of Shares. No person shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any transfer of the certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, the agreement evidencing the Option or any law or regulation including, but not limited to, the following:

                        (i) A representation, warranty or agreement by the Optionee to the Company at the time any Option is exercised that he or she is acquiring the Shares to be issued to him or her for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

                       (ii) A representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Board to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

         Section 12. Options for 10% Shareholder. Notwithstanding any other provisions of the Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly (or indirectly through attribution under Section 425(d) of the Code) at the Date of Grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary [as defined in Section 425 of the Internal Revenue Code] at the Date of Grant) unless the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to such Incentive Stock Option on the Date of Grant, and the period during which the Incentive Stock Option may be exercised does not exceed five (5) years from the Date of Grant.

         Section 13. Nonqualified Stock Options. Nonqualified Stock Options may be granted hereunder and shall be subject to all terms and provisions hereof except that each such Nonqualified Stock Option (i) must be clearly designated as a Nonqualified Stock Option; (ii) may be granted for Shares in excess of the limits contained in Section 3(b) of this Plan; and (iii) shall not be subject to
Section 12 of this Plan. If both Incentive Stock Options and Nonqualified Stock Options are granted to an Optionee, the right to exercise, to the full extent thereof, Options of either type shall not be contingent in whole or in part upon the exercise of, or failure to exercise, Options of the other type.

         Section 14.       Administration of the Plan.

         (a) The Plan shall be administered by the Compensation Committee of the Board or other committee thereof as appointed by the Board (the "Committee"), consisting of not less than two (2) members, each of whom is an Outside Director.

         (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

         (c) Subject to the express provisions of this Plan, the Committee shall have the authority, in its sole and absolute discretion (i) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan or any Option; (ii) to construe the terms of this Plan or any Option; (iii) as provided in Section 9(a), upon certain events to make appropriate adjustments to the exercise price and number of Shares subject to this Plan and Option; and
(iv) to make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any Option in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Committee shall have full discretion to make all determinations on the matters referred to in this Section 14(d), and such determinations shall be final, binding and conclusive.

         Section 15. Government Regulations. This Plan, Options and the obligations of the Company to sell and deliver Shares under any Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         Section 16.       Miscellaneous.

         (a) The proceeds received by the Company from the sale of Shares pursuant to an Option shall be used for general corporate purposes.

         (b) The grant of an Option shall be in addition to any other compensation paid to the Optionee or other stock option plans of the Company or other benefits with respect to the Optionee's position with or relationship to the Company or its Subsidiaries. The grant of an Option shall not confer upon the Optionee the right to continue as an Employee or Consultant, or interfere in any way with the rights of the Company to terminate his status as an Employee or Consultant.

         (c) Neither the members of the Board nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan or any Option, and members of the Board and the Committee shall, in addition to all other rights of indemnification and reimbursement, be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, liability or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising from such claim, loss, damage, liability or expense to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect.

         (d) Any issuance or transfer of Shares to an Optionee, or to his legal representative, heir, legatee, distributee, or assign in accordance with the provisions of this Plan or the applicable Option, shall, to the extent thereof, be in full satisfaction of all claims of such persons under the Plan. The Committee may require any Optionee, legal representative, heir, legatee or distributee as a condition precedent to such payment or issuance or transfer of Shares, to execute a release and receipt for such payment or issuance or transfer of Shares in such form as it shall determine.

         (e) Neither the Committee nor the Company guarantees Shares from loss or depreciation.

         (f) All expenses incident to the administration, termination, or protection of this Plan or any Option, including, but not limited to, legal and accounting fees, shall be paid by the Company; provided, however, the Company may recover any and all damages, fees, expenses and costs arising out of any actions taken by the Company to enforce its rights under this Plan or any Option.

         (g) Records of the Company shall be conclusive for all purposes under this Plan or any Option, unless determined by the Committee or the Board to be incorrect.

         (h) The Company shall, upon request or as may be specifically required under this Plan or any Option, furnish or cause to be furnished all of the information or documentation that is necessary or required by the Committee to perform its duties and functions under this Plan or any Option.

         (i) The Company assumes no liability to any Optionee or his legal representatives, heirs, legatees or distributees for any act of, or failure to act on the part of, the Company, the Committee or the Board.

         (j) Any action required of the Company or the Committee relating to this Plan or any Option shall be by resolution of the Committee or by a person authorized to act by resolution of the Committee.

         (k) If any provision of this Plan or any Option is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Option, but such provision shall be fully severable, and the Plan or Option, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Option, as applicable.


         (l) Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under an Option shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified by written notice delivered in accordance with this Section 16(l) or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Section 16(l). The Company or the Optionee may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices. Until changed in accordance with this Plan, the Company and the Optionee shall specify as its and his address for receiving notices the address set forth in the Option pertaining to the Shares to which such notice relates.

         (m) Any person entitled to notice under this Plan may waive such notice.

         (n) The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of this Plan's provisions.

         (o) All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Colorado except to the extent Colorado law is preempted by federal law. The obligation of the Company to sell and deliver Shares under this Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

         (p) Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

         Section 17. Amendment and Discontinuation of the Plan. The Board may from time to time amend, suspend or terminate the Plan or any Option; provided, however, that no such amendment may alter any provision of the Plan or any Option without compliance with any applicable shareholder approval requirements promulgated under the Internal Revenue Code, if applicable, or by any stock exchange or market on which the Common Stock of the Company is listed for trading; and provided, further, that, except to the extent provided in Section 8, no amendment or suspension of the Plan or any Option issued hereunder shall, except as specifically permitted in any Option, substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

         Section 18. Effective Date and Termination Date. The Plan is effective on the date set forth below on which the Board and the stockholders of the Company adopted this Plan, and shall terminate on the tenth anniversary of such effective date.


ADOPTED BY THE BOARD AND STOCKHOLDERS:                        September 19, 1996



         Executed at the direction of the Board to evidence that this is the Plan adopted by the Board and the stockholders on September 19, 1996.

                                         MATRIX CAPITAL CORPORATION


                                         By:  /s/ Guy A. Gibson
                                            ------------------------------------
                                         Name:   Guy A. Gibson
                                              ----------------------------------
                                         Title:   President
                                               ---------------------------------